Exhibit 99.1

Celsion Corporation Reports Year End 2012 Financial Results

and Provides Business Update

Data from the HEAT Study Undergoing Rigorous Analysis;

Recent Financing Ensures a Strong Balance Sheet

Company to Hold Conference Call on Monday, March 18, 2013 at 11:00 a.m. ET

LAWRENCEVILLE, NJ – March 18, 2013 – Celsion Corporation (NASDAQ: CLSN), a leading oncology drug development company, today announced financial results for the year ended December 31, 2012, and provided an update on its clinical trials of ThermoDox®, Celsion’s proprietary heat-activated liposomal encapsulation of doxorubicin. ThermoDox® is being evaluated in a Phase III clinical trial for primary liver cancer (the HEAT Study), a Phase II clinical trial for colorectal liver metastasis and a Phase II clinical trial for recurrent chest wall breast cancer. Following review by the independent Data Monitoring Committee (DMC), on January 31, 2013, the Company announced that ThermoDox® in combination with RFA did not meet the primary endpoint of the HEAT Study in patients with hepatocellular carcinoma (HCC), also known as primary liver cancer. Based on its initial findings in the trial data, the Company will continue following the patients enrolled in the HEAT Study to the secondary endpoint, overall survival (OS).

The Company is conducting a comprehensive analysis of the data from the HEAT Study with key principal investigators, data experts and liver cancer experts. At this time, preliminary analyses of the data indicate that ThermoDox® shows clinical activity in multiple subgroups of patients. Development collaborations with Zhejiang Hisun Pharmaceutical Co. Ltd. (Hisun), Yakult and with multiple partners using HIFU are continuing pending further analyses of the clinical data from the HEAT Study.

“We are continuing our analysis of the HEAT Study PFS data and sub-group cohorts in an effort to determine the best course of action with ThermoDox® in HCC," said Michael H. Tardugno, Celsion's President and Chief Executive Officer. “Our plans to follow the study population to determine the OS profile are widely supported by our Lead Principal Investigators and medical experts. We expect that the strength of our balance sheet will afford us the opportunity to support our current development programs including the Phase II clinical evaluation of ThermoDox® in Recurrent Chest Wall Breast Cancer and in Cancer Metastasis to the Bone. Additionally, we continue to carefully evaluate strategic options with consideration given to a number of factors, including investment in, or acquisition of, complementary technologies or products, partnering opportunities and working capital requirements.

Recent Business Developments

In January 2013, the Company entered into a Technology Development Agreement with Hisun for ThermoDox® for the greater China territory.  Under the terms of the agreement, Hisun paid Celsion a non-refundable $5 million payment in support of the ThermoDox® manufacturing development program.

On February 1, 2013, the Company entered into a Controlled Equity Offering Sales Agreement with Cantor Fitzgerald & Co. pursuant to which Celsion may offer and sell, from time to time, through Cantor, shares of its common stock having an aggregate offering price of up to $25 million. During the month of February 2013, the Company issued shares under the Agreement and received gross proceeds of approximately $7 million.

On February 22, 2013, the Company entered into a Securities Purchase Agreement with certain institutional investors, pursuant to which the Company sold, in a registered offering, an aggregate of 15,000 shares of its Series A 0% convertible preferred stock and warrants to purchase approximately 6.0 million shares of its common stock at an exercise price of $1.18 per share, for an aggregate purchase price of $15 million.

Financial Results

For the year ended December 31, 2012, Celsion reported a net loss of $26.6 million, or $0.76 per share, compared to a net loss of $23.2 million, or $1.11 per share, in 2011. Net cash used in operations was $22.3 million in 2012 compared to $22.7 million in the prior year. Operating expenses dropped to $22.1 million in 2012 compared to $25.0 million in 2011. In 2012, Celsion recorded a $4.1 million non-cash charge related to the change in the common stock warrant liability compared to an $82,000 non-cash benefit in the same period of last year. In 2011, the Company recognized $2.0 million in licensing revenue, compared to zero revenue in 2012.

Research and development costs were $4.1 million lower in 2012 compared to the prior year, primarily due to completion of patient enrollment in the HEAT Study in the first half of 2012. General and administrative expenses were $1.2 million higher in 2012 compared to the prior year as a result of increased professional services and personnel costs to support the company’s growth.

The Company ended 2012 with $23.1 million of total cash, investments and accrued interest on these investments. Subsequent to year-end, the Company strengthened its balance sheet by raising approximately $27 million in aggregate gross proceeds through equity offerings, partnering fees and warrant and option exercises.

Quarterly Conference Call

The Company is hosting a conference call to provide a business update and discuss the year end 2012 results at 11:00 a.m. Eastern Time Monday, March 18, 2013. To participate in the call, interested parties may dial 1-888-312-3048 (Toll-Free/North America) or 1-719-457-1512 (International/Toll) and ask for the Celsion Corporation Year-End 2012 Financial Results Conference Call to register ten minutes before the call is scheduled to begin. The call will also be broadcast live on the internet at http://www.celsion.com.

The call will be archived for replay on March 18, 2013 at 2:00 p.m. ET and will remain available until April 1, 2013. The replay can be accessed at 1-877-870-5176 (Toll-Free/North America) or 1-858-384-5517 (International/Toll) using Conference ID: 4075429. An audio replay of the call will also be available on the Company's website, http://www.celsion.com, for 30 days after 2:00 p.m. ET Monday, March 18, 2013.

About ThermoDox®

ThermoDox® is a proprietary heat-activated liposomal encapsulation of doxorubicin, an approved and frequently used oncology drug for the treatment of a wide range of cancers. ThermoDox® is being evaluated in a Phase III clinical trial for primary liver cancer (the HEAT study), a Phase II clinical trial for colorectal liver metastasis and a Phase II clinical trial for recurrent chest wall breast cancer. Localized mild hyperthermia (39.5 - 42 degrees Celsius) created by radiofrequency ablation (RFA) releases the entrapped doxorubicin from the liposome. This delivery technology enables high concentrations of doxorubicin to be deposited preferentially in a targeted tumor. On January 31, 2013, Celsion announced that ThermoDox® in combination with RFA did not meet the primary endpoint of the HEAT study in patients with hepatocellular carcinoma, also known as primary liver cancer. Celsion is conducting additional analyses of the data from the HEAT study to assess the future strategic value of ThermoDox®.

About Celsion Corporation

Celsion is dedicated to the development and commercialization of innovative cancer drugs, including tumor-targeting treatments using focused heat energy in combination with heat-activated liposomal drug technology. Celsion has research, license or commercialization agreements with leading institutions, including the National Institutes of Health, Duke University Medical Center, University of Hong Kong, the University of Pisa, the UCLA Department of Medicine, the Kyungpook National University Hospital, the Beijing Cancer Hospital and the University of Oxford. For more information on Celsion, visit our website: http://www.celsion.com.

Celsion wishes to inform readers that forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, unforeseen changes in the course of research and development activities and in clinical trials by others; termination of the Technology Development Contract or collaboration between Celsion and HISUN at any time; possible acquisitions of other technologies, assets or businesses; possible actions by customers, suppliers, competitors, regulatory authorities; and other risks detailed from time to time in the Celsion’s periodic reports and prospectuses filed with the Securities and Exchange Commission.

Investor Contact

Jeffrey W. Church

Sr. Vice President – Corporate

Strategy and Investor Relations

609-482-2455

jchurch@celsion.com

Celsion Corporation

Condensed Statements of Operations

(in thousands except per share amounts)

	Year ended December 31,
	2012	2011

Licensing revenue	$-	$2,000

Operating expenses:
Research and development	15,770	19,864
General and administrative	6,373	5,155
Total operating expenses	22,143	25,019
Loss from operations	(22,143)	(23,019)

Other income (expense):
(Loss) gain from valuation of common stock warrant liability	(4,118)	82
Interest, dividends and other income (expense), net	(307)	(286)
Total other income (expense), net	(4,425)	(204)
Net Loss	$(26,568)	$(23,223)

Net loss per common share – basic and diluted	$(0.76)	$(1.11)

Weighted average common shares outstanding – basic and diluted	34,789	20,918

Celsion Corporation

Selected Balance Sheet Information

(in thousands)

	December 31, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$14,991	$20,146
Short term investments	8,038	10,157
Prepaid expenses and other current assets	620	1,205
Total current assets	23,649	31,508

Property and equipment	1,115	783

Other assets
Deposits and other assets	260	323
Patent license fees, net	335	35
Total other assets	595	358

Total assets	$25,359	$32,649

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,595	$6,042
Note payable - current portion	1,410	110
Total current liabilities	5,005	6,152

Common stock warrant liability	4,284	166
Notes payable – noncurrent portion	3,661	72
Other liabilities – noncurrent portion	447	65
Total liabilities	13,397	6,455

Stockholders' equity
Common stock	380	339
Additional paid-in capital	165,276	153,237
Accumulated other comprehensive loss	(127)	(276)
Accumulated deficit	(150,877)	(124,222)
	14,652	29,078
Less: Treasury stock	(2,690)	(2,884)
Total stockholders' equity	11,962	26,194

Total liabilities and stockholders' equity	$25,359	$32,649